Exhibit 99.1

Amtech Agrees to Acquire Controlling Interest in Ion Implant Technology
Company Based in China; Strengthens High-Efficiency Solar Cell Strategy

TEMPE, Arizona – February 1, 2011 – Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production and automation systems and related supplies for the manufacture of solar cells, today announced it has entered into an agreement to acquire a controlling interest in a China-based ion implant technology company located in Shanghai, China. The acquisition is expected to close in February 2011, subject to compliance with formal Hong Kong filing requirements.

Amtech will acquire 55% ownership of Kingstone Technology Hong Kong Limited, a Hong Kong-based holding company that owns 100% of Kingstone Semiconductor Company Ltd, a Shanghai-based technology company specializing in ion implant solutions for the solar and semiconductor industries.

Kingstone’s key developers include 5 PhDs (earned at top-tier US and UK universities) who bring over 75 years of combined ion implant experience to the development of the solar ion implanter. Prior to founding Kingstone in May 2009, several of Kingstone’s founders, including its CEO, were responsible for successful development and sale of more than ten 300mm ion implant tools to a leading top-tier semiconductor company in Asia.

J.S. Whang, Chief Executive Officer of Amtech, commented, “This acquisition clearly demonstrates our commitment to the successful execution of our strategic goal to become a technology solution provider for our solar customers’ need for higher cell efficiency. With this acquisition, Amtech immediately establishes a technology beachhead in a strategically key region of the world, increases its technology expertise, and lays the foundation for future opportunities for its solar business. We believe this acquisition will complement and protect our core solar diffusion expertise and leadership.

“The intense effort by our customers and the solar industry to increase cell efficiency at lower cost will lead to more complex solar cell architecture in the future, and we believe this market is where an ion implant tool could be successfully adopted. We believe that Amtech’s leadership in solar diffusion, combined with Kingstone’s expertise in ion implant technology, creates the best opportunity for successful development of an ion implant machine for the solar market.”

John Chen, Chairman and CEO of Kingstone, commented: “We are very excited to partner with Amtech Systems and look forward to working together on the development and production of innovative solutions to the solar market. The combination of Kingstone’s extensive ion implant experience and Amtech’s success in the solar market gives us a high degree of confidence in our future.”

Under the terms of the acquisition:
  For its 55% ownership, Amtech will pay $5.5 million in the form of cash and stock, and will pay up to $4 million in the form of a contingent promissory note. The payments of up to $4 million pursuant to the contingent note are to be made to the acquired company and used to fund Kingstone Semiconductor’s development of a next generation solar ion implant machine.
  Amtech will have exclusive worldwide rights to sell and service any solar ion implant machine developed by Kingstone Semiconductor.
  Over the next two years, Amtech will provide additional funding for the development of the next generation solar ion implant machine.
Additional information regarding the material terms of the acquisition is set forth in a current report on Form 8-K filed by Amtech, which is available over the internet at the SEC’s website at http://www.sec.gov.

About Amtech
Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal processing equipment and related consumables used in fabricating solar cells and semiconductor devices. Solar cells and semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including solar modules (panels), computers, telecommunications devices, automotive products, consumer goods, and industrial automation and control systems. The Company’s wafer handling, thermal processing and consumable products currently address the diffusion, oxidation and deposition steps used in the fabrication of solar cells, semiconductors, MEMS and the polishing of newly sliced silicon wafers.

About Kingstone Semiconductor
Kingstone Semiconductor Company Ltd., headquartered in Shanghai, China, is led by a multinational team renowned in the field of ion implantation. Kingstone believes that its focus on developing and manufacturing leading edge technology based on customer requirements and feedback sets it apart from its competition.

Contacts:
Amtech Systems, Inc	MKR Group, Inc.
Bradley C. Anderson	Investor Relations
Chief Financial Officer	Todd Kehrli or Jim Byers
(480) 967-5146	(323) 468-2300
asys@mkr-group.com